EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 10th day of June, 2003 (the “Effective Date”), by and between CNA Financial Corporation, a Delaware corporation (the “Company”), and Robert L. McGinnis (“Executive”);

WITNESSETH:

     WHEREAS, Executive currently serves as Executive Vice President and Chief Operating Officer, Group, with senior management level responsibility for group operations for the principal business units and subsidiaries of the Company (hereinafter the “CNA insurance companies”): and

     WHEREAS, The Company wishes to employ Executive as President and Chief Executive Officer of the Life and Group operations of the CNA insurance companies

     WHEREAS, the Company and the Executive wish to enter into a written agreement setting forth the terms of their future employment relationship as set forth below;

     NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants herein, the parties hereto agree as follows:

     1.     Employment Term. The Company and Executive agree that the Company shall employ Executive to perform the duties of a President and Chief Executive Officer of the CNA insurance companies for the period commencing on June 10, 2003 (“Effective Date”) and ending on December 31, 2005, or such earlier date as of which Executive’s employment is terminated in accordance with Section 6 hereof. The covenants set forth in Sections 7, 8, 9, 10, 11, 12, 13, and 14 shall survive the employment term of this Agreement.

     2.     Duties of Executive.

     (a)  Executive shall assume the duties and responsibilities of a President and Chief Executive Officer of the Life and Group Operations [or successor title] of the CNA insurance companies as defined and directed by the Company’s Chief Executive Officer (hereinafter “CEO”). Executive shall report to the CEO. Executive may be elected to and shall serve as a member of the Board of Directors of one or more of the CNA insurance companies, and if so elected Executive agrees to serve on such boards in such capacity without additional compensation; provided that nothing in this Agreement shall require that the shareholders of any company elect Executive to its board of directors.

     (b)  Executive shall diligently and to the best of his abilities assume, perform, and discharge the duties and responsibilities of President and Chief Executive Officer, Life and Group Operations, as well as such other specific duties and responsibilities as the CEO shall assign or designate to Executive from time to time not inconsistent with Executive’s status. Executive shall devote substantially all of his working time to the performance of his duties as set forth herein and shall not, without the prior written consent of the CEO, accept other employment or render or perform other services, nor shall he have any direct or indirect ownership interest in any other business which is in competition with the business of the Company or the CNA insurance companies, other than in the form of publicly traded securities constituting less than five percent (5%) of the outstanding securities of a corporation (determined by vote or value) or limited partnership interests constituting less than five percent (5%) of the value of any such partnership. The foregoing shall not preclude Executive from engaging in charitable, professional, and personal investment activities, provided that, in the judgment of the CEO, such activities do not materially interfere with his performance of his duties and responsibilities hereunder.

     3.     Compensation.

     (a)  The Company shall pay to Executive for the period he is employed by the Company hereunder, an annual base salary at no less than $525,000.00 payable not less frequently than monthly (the “Base Compensation”). At the discretion of the CEO and/or the Incentive Compensation Committee of the Company’s Board of Directors (“Committee”) such salary rate may be increased annually as of each March occurring during the term of the Agreement, beginning with March 2004, based on market considerations, responsibilities and performance. In no event shall Executive’s salary rate be reduced to an amount that is less than the amount specified in this paragraph (a), or to an amount that is less than the amount that he was previously receiving without Executive’s written consent.

     (b)  The Executive shall be eligible for an annual incentive cash award (“Bonus”) pursuant to the CNA Financial Corporation 2000 Incentive Compensation Plan (the “Incentive

Compensation Plan”). Subject to the approval of Committee, the Executive’s target Bonus thereunder shall not be less than the rate of one hundred percent (100%) of his Base Compensation for each twelve month bonus period. In no event shall the target Bonus be reduced without the Executive’s written consent. The amount of the award shall be based on the CEO’s assessment of Executive’s performance, and shall be determined and payable in accordance with the terms of the Incentive Compensation Plan as set forth in the Incentive Compensation Plan documents; however, if Executive is a proxy-named officer, the amount of the award shall be based on the Committee’s assessment of Executive’s performance, and shall be determined and payable in accordance with the terms of the Incentive Compensation Plan, as set forth in the Incentive Compensation Plan documents.

     (c)  Subject to Committee approval, Executive shall be eligible to receive a long-term Incentive Cash Award, in accordance with the terms of the Incentive Compensation Plan, as may be in effect during the term of this Agreement or such other long term incentive plan as the Company may from time to time adopt for its senior officers. The Executive’s target long-term incentive cash award shall be no less than the 20 percent (20%) of each year’s annual base compensation during the bonus period. In no event shall the target award be reduced without the Executive’s written consent.

     (d)  Subject to the approval of the Committee, Executive shall be awarded a minimum stock option grant of 10,000 shares of CNA Financial Corporation stock annually at each May Incentive Compensation Committee meeting during his employment with the Company. Such annual grant may be increased at the recommendation of the CEO and upon approval of the Committee, subject to share availability. In addition, Executive shall be awarded a special promotional stock option grant of 10,000 shares of CNA Financial Corporation stock as of August 6, 2003. Executive’s rights with respect to shares awarded hereunder shall be subject to the terms of the Incentive Compensation Plan.

     (e)  For avoidance of doubt respecting awards to Executive under Section 3(b), 3(c) and 3(d) hereof, the Committee shall retain such discretion as may be provided under the Incentive Compensation Plan to satisfy Section 162(m) of the Internal Revenue Code of 1986 (“Code”) or any successor provision. The Company may defer the payment of all compensation to which Executive is entitled hereunder or otherwise to enable it to comply with Section 162(m) of the Code or any successor provision with respect to deductibility of executive compensation. All deferred compensation will be credited to the Executive’s SES-CAP account and shall be subject to the terms thereof.

     (f)  Executive’s pensionable earnings under the CNA Savings & Capital Accumulation Plan (“S-CAP”), and the CNA Supplemental Savings & Capital Accumulation Plan (“SES-CAP”) will be calculated as specified in the plan documents.

     (g)  All payments due under this Agreement shall be subject to withholding as required by law.

     4.     Other Benefits. Executive shall be entitled to continue to participate in the various benefit plans, programs or arrangements established and maintained by the Company from time to time and applicable to senior executives of the Company such as, but not by way of limitation, health and major medical insurance, dental insurance, life insurance, long-term disability insurance, both qualified and supplemental savings plans, and to receive all fringe benefits made available to senior executives of the Company, including club membership ($10,000.00 annually), tax return preparation and paid parking. Executive’s entitlement to participate in any such plan, program or arrangement shall, in each case, be subject to the terms and conditions thereof. In the event of termination of employment, Executive’s severance shall be determined solely in accordance with Paragraph 6 hereof.

     5.     Expense Reimbursement. Executive shall continue to be entitled to reimbursement by the Company for all reasonable and customary travel and other business expenses incurred by Executive in carrying out his duties under this Agreement, in accordance with the general reimbursement policies adopted by the Company from time to time. Executive shall report all such expenditures not less frequently than monthly accompanied by adequate records and such other documentary evidence as required by the Company or by Federal or state tax statutes or regulations governing the substantiation of such expenditures.

     6.     Termination of Employment. If Executive’s employment with the Company shall terminate during the term of this Agreement, the following conditions set forth herein shall apply with respect to the Executive’s compensation and benefits hereunder. Either party may terminate Executive’s employment with the Company during the term of this Agreement by written notice to the other party effective as of the date specified in such notice and Executive’s employment shall automatically terminate in the event of Executive’s death. Upon termination of

Executive’s employment during or at the end of the term of this Agreement, the rights of the parties under this Agreement shall be determined pursuant to this Section 6. All payments made hereunder shall be made either to Executive or to his personal representatives, heirs or beneficiaries as the case may be. In the event of Executive’s termination during the term of this Agreement, unless otherwise specified in this Agreement, Executive’s rights, if any, under any of the Company’s savings, benefit, incentive or other plans of any nature shall be governed by their terms.

     6.1     Death and Disability. In the event of the death of Executive or, at the Company’s election, in the event of his Permanent Disability (as defined below) during the term of this Agreement, provided it has not already terminated, Executive’s employment shall terminate; provided, however, that:

     (a)  The Company shall pay to Executive or his personal representatives, heirs or beneficiaries as the case may be, an amount equal to his: (i) unpaid base salary and current year’s target Bonus and CNA long-term incentive cash award prorated to the date of termination; (ii) any previous year’s earned but not paid Bonus; and (iii) unpaid cash entitlements earned by Executive or payable to his beneficiaries as of the date of termination which, pursuant to the terms of the applicable Company plan or program, accrued prior to the date of termination.

     (b)  For purposes of this Agreement, the term “Permanent Disability” means a physical or mental condition of Executive which, as determined by the CEO, in his sole discretion based on all available medical information, is expected to continue beyond 26 weeks and which renders Executive incapable of performing any substantial portion of the services contemplated hereunder with or without reasonable accommodation.

     6.2     Termination for Cause by the Company. In the event that Executive shall engage in any conduct which the CEO in his sole discretion shall determine to be Cause, he shall be subject to termination forthwith. For purposes of this Agreement, Cause shall mean engaging in or committing: (i) any act which would constitute a felony or other act involving fraud, dishonesty, moral turpitude, unlawful conduct or breach of fiduciary duty; (ii) any conduct which is inconsistent with the dignity and character of an executive of the Company; (iii) a substantial breach of any material provision of this Agreement; (iv) a willful or reckless material misconduct in the performance of the Executive’s duties; or (v) the habitual neglect of duties; provided, however, that for purposes of clauses (iv) and (v), Cause shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by the Executive in good faith to have been in or not opposed to the interest of the Company (without any intent by the Executive to gain, directly or indirectly, a profit to which he was not legally entitled). If the Executive agrees to resign from his employment with the Company in lieu of being terminated for Cause, he may be deemed to have been terminated for Cause for purposes of this Agreement.

     Upon terminating the Executive for cause, other than paying the Executive within 30 days of such termination his: (i) unpaid base salary; (ii) any previous year’s earned but not paid Bonus; and (iii) unpaid cash entitlements earned and accrued pursuant to the terms of the applicable Company plan or program prior to the date of the date of termination, the Company shall have no further obligations under this Agreement. In the event of termination for Cause, Executive agrees to be bound by the covenants set forth herein at Sections 7, 8, and 10 though 13, effective as of the termination date.

     6.3     Termination by the Company Without Cause or For Convenience / Termination by Executive for Good Reason. In the event Executive’s employment is terminated by the Company Without Cause or For Convenience as defined herein, or in the event Executive terminates his employment for Good Reason, as defined herein,

     (a) The Company shall pay to Executive severance consisting of an amount equal to the sum of the Executive’s Base Compensation and Bonus at target, prorated based on the total number of months from the date of termination through December 31, 2005; however, in no event shall the period of time for which such severance is calculated be less than 12 months. The severance shall be paid in equal monthly installments following such termination. The Company shall also pay the Executive within 30 days of his termination his: (i) unpaid base salary and current year’s target Bonus and CNA long term cash award prorated to the date of termination; (ii) any previous year’s earned but not paid Bonus; and (iii) unpaid cash entitlements earned and accrued pursuant to the terms of the applicable Company plan or program prior to the date of the date of termination. Executive agrees to be bound by the covenants set forth herein as of the termination date. In addition, Executive shall continue to participate in such health insurance plans in which he is enrolled throughout the term of the payments set forth in this Section 6.3(a), up to a maximum of 18 months, with said period of participation to run concurrently with any period of COBRA coverage to which Executive may be entitled. The Company shall have no further obligations under this Agreement.

     (b)  Good Reason as set forth herein is defined as a reduction in the rate of Executive’s base salary, annual incentive target or long-term incentive cash target compensation, a required relocation of his personal residence to another geographical area without Executive’s consent, or a reporting relationship to any person other than either the CEO or the President & Chief Executive Officer, Property and Casualty Operations, or a material diminution in Executive’s duties and responsibilities without Executive’s consent.

     ( c ) Without Cause or For Convenience as set forth herein is defined as a termination of the Executive by the Company for any reason not described in subsections 6.1 and 6.2.

     6.4     Voluntary Resignation by Executive. In the event that Executive’s employment is terminated by Executive other than pursuant to subsection 6.3 or as a direct result of his death or Permanent Disability (as described in subsection 6.1), other than paying the Executive within 30 days of such termination his: (i) unpaid base salary; (ii) any previous year’s earned but not paid Bonus; and (iii) unpaid cash entitlements earned and accrued pursuant to the terms of the applicable Company plan or program prior to the date of the date of termination, the Company shall have no further obligations under this Agreement upon a termination under this Section 6.4. Executive agrees to be bound by the covenants set forth herein effective as of the termination date.

     6.5     Failure to Extend Agreement.

     (a)  Following December 31, 2005, if the Company terminates Executive’s employment for any reason other than for cause, in which case Paragraph 6.2 (relating to termination for cause) shall apply, or if the Company and Executive, after good faith negotiations have not mutually agreed to the terms of, and entered into a new agreement prior to March 31, 2006, Executive’s employment shall terminate on April 1, 2006. Upon the termination of Executive’s employment pursuant to this section, the Company shall pay Executive severance consisting of: (i) Executive’s then current annual base compensation; and (ii) Executive’s then current annual target Bonus. The severance shall be paid in 12 equal monthly installments following such termination. The Company shall also pay Executive within 30 days of his termination his (i) unpaid base salary and current year’s target Bonus and long-term incentive cash award, prorated to the date of termination; (ii) any previous year’s earned but not paid Bonus; and (iii) unpaid cash entitlements earned and accrued pursuant to the terms of the applicable Company plan or program prior to the date of termination. Executive shall be bound by the covenants set forth herein effective as of the termination date. In addition, Executive shall continue to participate in such health insurance plans in which he is enrolled throughout the term of the payments set forth in this Section 6.5(a), as if he were still employed by the Company, said participation to run concurrently with any period of COBRA coverage to which Executive may be entitled.

     (b)  Notwithstanding the foregoing, if Executive’s employment with the Company terminates following Executive’s rejection of an offer by the Company to extend the period of the Agreement or to enter into a new Agreement on substantially the same terms as prior to termination, with compensation that is not less than Executive’s yearly compensation prior to the termination or if Executive voluntarily resigns, then his employment shall be treated as having been terminated in accordance with Paragraph 6.4 (relating to voluntary resignation), and the payments to which he may be entitled after such termination shall be solely governed by said Paragraph.

     (c)  During such period as the Executive shall continue to be employed by the Company between January 1, 2006 and April 1, 2006, he shall be paid under the same terms and at the same rate as was in effect on December 31, 2005.

     (d)  Executive shall continue to be eligible to participate in the Company’s health insurance plans on the same basis as he was participating until April 1, 2006 in the event of any termination or expiration under this Section 6.5.

     6.6     Change in Control.

     (a)  In the event that the Company eliminates both its Life and Group Operations, whether by sale, spin-off, run-off or other business transaction, Executive’s employment with the Company shall terminate and Executive shall receive the severance benefits set forth in Section 6.3(a). The payment of said severance benefits shall be subject to the provisions of subsection 6.6(b), and shall be subject to the further condition that Executive must (i) remain in the employment of, and cooperate with, the Company for a period of 120 days after the date the Company publicly announces it is eliminating both its Life and Group Operations, in the event said Life and Group Operations are not continued by any successor or purchaser, or (ii) in the event of a continuation of said Life and Group Operations by any successor or purchaser as a result of a business transaction, remain in the employment of, and cooperate with, said successor or purchaser for a period of 120 days after the date of the closing of said business transaction. Executive agrees to be bound by the covenants set forth herein effective as of the termination date of his employment with the Company and further agrees that, in the event that the Company’s Life and Group Operations are continued by any successor or purchaser, the covenants set forth in Sections 10 and 11 shall apply equally to, and run to the benefit of, the Company and said successor or purchaser. The Company shall have no further obligations under this agreement.

     (b)  In the event that the Company eliminates both its Life and Group Operations pursuant to subsection 6.6(a) and makes Executive an offer to retain Executive in the Company’s employment in an executive capacity reporting to either the CEO or the President & Chief Executive Officer, Property and Casualty Operations, with no reduction in the rate of Executive’s base salary, annual incentive target or long-term incentive compensation and no requirement that Executive relocate his personal residence to another geographic area without Executive’s consent, and Executive declines said offer of continued employment, Executive’s employment with the Company shall terminate pursuant to Section 6.4 of this Agreement, and Executive shall receive only the payments set forth in Section 6.4. Executive agrees to be bound by the covenants set forth herein effective as of the termination date, and the Company shall have no further obligations under this Agreement.

     6.7     Other Benefits. In the event that Executive’s employment is terminated pursuant to subsections 6.1, 6.2 or 6.4, Executive’s coverage under the Company’s short-term disability plan, shall end on the date of termination of employment; Executive’s coverage under the Company’s long-term disability plan shall end on the last day of the month in which termination of employment occurs; and Executive’s coverage under the Company’s non-contributory and contributory life, dependent life and accidental death and dismemberment plans shall end on the last day of the month in which termination occurs. In the event that Executive’s employment is terminated pursuant to subsection 6.3, 6.5 or 6.6, the foregoing shall also apply, except that Executive’s coverage under the Company’s contributory life, dependent life and contributory accidental death and dismemberment plans shall continue through the end of the severance period.

     6.8     Release. Executive acknowledges that the severance plan set forth in Section 6 hereof provides significant additional benefits as compared to those available to the Company’s employees in general. As a condition precedent to receiving any benefits pursuant to Section 6, Executive agrees to sign a full and complete release acceptable to the Company releasing the Company, its subsidiaries and affiliates and their directors, officers and employees of any and all claims, both known and unknown as of the date of Executive’s termination. In the absence of Executive’s executing such a release, the Company shall have no obligation to make the payments hereunder.

     7.     Confidentiality. Executive agrees that while he is employed by the Company, and at all times thereafter, Executive shall not reveal or utilize information, knowledge or data which is confidential as defined in this Agreement and learned during the course of or as a result of his employment which relates to: (a) the Company and/or any other business or entity in which the Company during the course of the Executive’s employment has directly or indirectly held a greater than a 10% equity interest whether voting or non-voting; (b) the Company’s customers, employees, agents, brokers and vendors. The Executive acknowledges that all such confidential information is commercially valuable and is the property of the Company. Upon the termination of his employment Executive shall return all confidential information and any copies thereof to the Company, whether it exists in written, electronic, computerized or other form.

     8.     “Confidential Information” Defined. For purposes of this Agreement “confidential information” includes all information, knowledge or data (whether or not a trade secret or protected by laws pertaining to intellectual property) not generally known outside the Company (unless as a result of a breach of any of the obligations imposed by this Agreement) concerning the business and technical information of the Company or other entities as described in Paragraph 7 above. Such information may without limitation include information relating to data, finances, marketing, pricing, profit margins, underwriting, claims, loss control, marketing and business plans, renewals, software, processing, vendors, administrators, customers or prospective customers, products, brokers, agents and employees.

     9.     Competition. Executive hereby agrees that, while he is employed by the Company, and for a period of 12 months following the date of his termination of employment with the Company for any reason except a termination for cause pursuant to Section 6.2 or a termination pursuant to Section 6.6(a)(ii) in which the Company’s Life and Group

Operations are continued by any successor or purchaser, he will not, directly or indirectly, without the prior written approval of the CEO, enter into any business relationship (either as principal, agent, board member, officer, consultant, stockholder, employee or in any other capacity) with any business or other entity that at any relevant time is engaged in the business of insurance (a “Competitor”); provided, however, that such prohibited activity shall not include the ownership of less than 5% of the outstanding securities of any publicly traded corporation (determined by vote or value) regardless of the business of such corporation. Upon the written request of Executive, the CEO will determine whether a business or other entity constitutes a “Competitor” for purposes of this Section 9; provided that the CEO may require Executive to provide such information as the CEO determines to be necessary to make such determination; and further provided that the current and continuing effectiveness of such determination may be conditioned on the accuracy of such information, and on such other factors as the CEO may determine.

     10.     Solicitation. Executive agrees that while he is employed by the Company, and for a period of 24 months following his termination of employment with the Company for any reason, he will not employ, offer to employ, engage as a consultant, or form an association with any person who is then, or who during the preceding one year was, an employee of the Company or any Subsidiary or Affiliate of the Company or any successor or purchaser of any portion thereof, nor will he assist any other person or entity in soliciting for employment or consultation any person who is then, or who during the preceding one year was, an employee of the Company or any Subsidiary or Affiliate of the Company or any successor or purchaser of any portion thereof.

     11.     Non-interference. Executive agrees that while he is employed by the Company, and for a period of 24 months following his termination of employment with the Company for any reason, he will not disturb or attempt to disturb any business relationship or agreement between either the Company or any Subsidiary or Affiliate of the Company or any successor or purchaser of any portion thereof, and any other person or entity.

     12.     Assistance with Claims. Executive agrees that, while he is employed by the Company, and for a reasonable period (not less than 60 months from the date of termination) thereafter, he will be available, on a reasonable basis, to assist the Company and its subsidiaries and affiliates in the prosecution or defense of any claims, suits, litigation, arbitrations, investigations, or other proceedings, whether pending or threatened (“Claims”) that may be made or threatened by or against the Company or any of its subsidiaries or affiliates.

Executive agrees, unless precluded by law, to promptly inform the Company if he is requested (i) to testify or otherwise become involved in connection with any Claim against the Company or any subsidiary or affiliate or (ii) to assist or participate in any investigation (whether governmental or private) of the Company or any subsidiary or affiliate or any of their actions, whether or not a lawsuit has been filed against the Company or any of its subsidiaries or affiliates relating thereto. For the period following the 24-month anniversary of the date of Executive’s termination of employment with the Company, the Company agrees to provide reasonable compensation to Executive for such assistance.

     13.     Return of Materials. Executive shall, at any time upon the request of the Company, and in any event upon the termination of his employment with the Company, for whatever reason, immediately return and surrender to the Company all originals and all copies, regardless of medium, of property belonging to the Company created or obtained by Executive as a result of or in the course of or in connection with his employment with the Company regardless of whether such items constitute proprietary information, provided that Executive shall be under no obligation to return written materials acquired from third parties which are generally available to the public. Executive acknowledges that all such materials are, and will remain, the exclusive property of the Company.

     14.     Scope of Covenants.

     (a)  The Executive acknowledges that: (a) as a senior executive of the Company he had access to confidential information concerning not only the business segments for which he may have been responsible (an outline summary of which appears in the Company’s Form 10K filed with the Securities and Exchange Commission) but the entire range of businesses in which the Company was engaged; (b) that the businesses segments for which he may have been responsible and the Company’s businesses are conducted nation-wide; and (c) that the Company’s confidential information, if disclosed or utilized without its authorization would irreparably harm the Company in: (i) obtaining renewals of existing customers; (ii) selling new business; (iii) maintaining and establishing existing and new relationships with employees, agents, brokers, vendors; and (iv) other ways arising out of the conduct of the businesses in which the Company is engaged.

     (b)  To protect such information and such existing and prospective relationships, and for other significant business reasons, the Executive agrees that it is reasonable and necessary that: (a) the scope of this agreement be nation-wide; (b) its breadth include the entire life and group industry, and where indicated in this Agreement, the entire insurance industry; and (c) the duration of the restrictions upon the Executive be as indicated therein.

     (c)  The Executive acknowledges that the Company’s customer, employee and business relationships are long-standing, indeed, near permanent and therefore are of great value to the Company. The Executive agrees that neither any of the provisions in this Agreement nor the Company’s enforcement of it alters or will alter his ability to earn a livelihood for himself and his family and further that both are reasonably necessary to protect the Company’s legitimate business and property interests and relationships, especially those which he was responsible for developing or maintaining. The Executive agrees that his actual or threatened breach of the covenants set forth in Paragraphs 7 through 13 above would cause the Company irreparable harm and that the Company is entitled to an injunction, in addition to whatever other remedies may be available, to restrain such actual or threatened breach. The Executive agrees that if bond is required in order for the Company to obtain such relief, if need only be in a nominal amount and that he shall reimburse the Company for all costs of any such suit, including the Company’s reasonable attorneys’ fees. The Executive consents to the filing of any such suit against him in the state or federal courts located in Illinois or any state in which he resides. He further agrees that in the event of such suit or any other action arising out of or relating to this Agreement, the parties shall be bound by and the court shall apply the internal laws of the State of Illinois and irrespective of rules regarding choice of law or conflicts of laws.

     (d)  If he has not already done so Executive agrees to continue to be bound by and to execute the Company’s Confidentiality, Computer Responsibility and Professional Certification Agreement, a copy of which is attached hereto and incorporated by reference herein.

     (e)  For purposes of Sections 7 through 14 hereof, the “Company” shall include the “CNA insurance companies”, as well.

     15.     Effect of Covenants. Nothing in Sections 7 through 14 shall be construed to adversely affect the rights that the Company would possess in the absence of the provisions of such Sections.

     16.     Revision. The parties hereto expressly agree that in the event that any of the provisions, covenants, warranties or agreements in this Agreement are held to be in any respect an unreasonable restriction upon Executive or are otherwise invalid, for whatsoever cause, then the court or arbitrator so holding is hereby authorized to (a) reduce the territory to which said covenant, warranty or agreement pertains, the period of time in which said covenant, warranty or agreement operates or the scope of activity to which said covenant, warranty or agreement pertains or (b) effect any other change to the extent necessary to render any of the restrictions contained in this Agreement enforceable.

     17.     Severability. Each of the terms and provisions of this Agreement is to be deemed severable in whole or in part and, if any term or provision of the application thereof in any circumstances should be invalid, illegal or unenforceable, the remaining terms and provisions or the application thereof to circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and shall remain in full force and effect.

     18.     Binding Agreement; Assignment. This Agreement shall be binding upon the parties hereto and their respective heirs, successors, personal representatives and assigns. The Company shall have the right to assign this Agreement to any successor in interest to the business, or any majority part thereof, of the Company or any joint venture or partnership to which the Company is a joint venturer or general partner which conducts substantially all of the Company’s business. Executive shall not assign any of his obligations or duties hereunder and any such attempted assignment shall be null and void.

     19.     Controlling Law; Jurisdiction. This Agreement shall be governed by, interpreted and construed according to the laws of the State of Illinois (without regard to choice of law or conflict of laws principles).

     20.     Entire Agreement. Except as otherwise expressly set forth herein, this Agreement contains the entire agreement of the parties with regard to the subject matter hereof, supersedes all prior agreements and understandings, written or oral, and may only be amended by an agreement in writing signed by the parties thereto.

     21.     Additional Documents. Each party hereto shall, from time to time, upon request of the other party, execute any additional documents which shall reasonably be required to effectuate the purposes hereof.

     22.     Incorporation. The introductory recitals hereof are incorporated in this Agreement and are binding upon the parties hereto.

     23.     Failure to Enforce. The failure to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions. Further, any express waiver by any party with respect to any breach of any provision hereunder by any other party shall not constitute a waiver of such party’s right to thereafter fully enforce each and every provision of this Agreement.

     24.     Survival. Except as otherwise set forth herein, the obligations contained in this Agreement shall survive the termination, for any reason whatsoever, of Executive’s employment with the Company.

     25.     Headings. All numbers and headings contained herein are for reference only and are not intended to qualify, limit or otherwise affect the meaning or interpretation of any provision contained herein.

     26.     Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

     (a)  in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

     (b)  in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

     (c)  in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S.

mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

If to the Company:

CNA Financial Corporation
CNA Plaza
Chicago, IL 60685
Attn: Corporate Secretary

If to Executive:

Robert L. McGinnis
2340 Woodpath Lane
Highland Park, IL 60035-2046

or to such other address as either party shall furnish to the other party in writing in accordance with the provisions of this Section 26.

     27.     Gender. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires.

     28.     Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Chicago, Illinois by three arbitrators. Except as otherwise expressly provided in this Section 28, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the “Association”) then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association. This Section 28 shall not be applicable with respect to any matter or controversy subject to Sections 7 though 14 of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the Signing Date.

CNA FINANCIAL CORPORATION

By:	/s/ Stephen W. Lilienthal

Title:	Chairman and Chief Executive Officer

/s/ Robert L. McGinnis

Robert L. McGinnis

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